                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )1


                                Lightbridge, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   532226 10 7
                         ------------------------------
                                 (CUSIP Number)


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-------------------------                          --------------------------
  CUSIP No. 532226 10 7           13G              Page 2 of  5   Pages
            -----------                                ---   ----
-------------------------                          --------------------------


-----------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Entrepreneurial Limited Partnership IV
        04-3113686
-----------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *      (a)[ ]
                                                               (b)[X]
-----------------------------------------------------------------------------
3.     SEC USE ONLY


-----------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-----------------------------------------------------------------------------
                              5.      SOLE VOTING POWER
                                      758,428 (See Note A)
        NUMBER OF             -----------------------------------------------
         SHARES               6.      SHARED VOTING POWER
      BENEFICIALLY                    None
       OWNED BY               -----------------------------------------------
         EACH                 7.      SOLE DISPOSITIVE POWER
       REPORTING                      758,428 (See Note A)
        PERSON                -----------------------------------------------
         WITH                 8.      SHARED DISPOSITIVE POWER
                                      None
-----------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        758,428
-----------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
-----------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        5.0
-----------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        PN
-----------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note A: Torrence C. Harder is the general partner of Entrepreneurial Limited Partnership IV and may be deemed to control it.

------------------------                         -------------------------
CUSIP No.    532226 10 7          13G             Page  3  of   5   Pages
          --------------                                ---    ----
------------------------                         -------------------------


Item 1(a).    Name of Issuer:
              ---------------

              Lightbridge, Inc.


Item 1(b).    Address of Issuer's Principal Executive Offices:
              ------------------------------------------------

              281 Winter Street, Waltham, Massachusetts  02154


Item 2(a).    Name of Person Filing:
              ----------------------

              Entrepreneurial Limited Partnership IV


Item 2(b).    Address of Principal Business Office or, if None, Residence:
              ------------------------------------------------------------

              281 Winter Street, Waltham, Massachusetts  02154


Item 2(c).    Citizenship:
              ------------

              Delaware


Item 2(d).    Title of Class of Securities:
              -----------------------------

              Common Stock, $.01 par value


Item 2(e).    CUSIP Number:
              -------------

              532226 10 7


Item 3.       If this statement is filed pursuant to rule 13D-1(b), or 13D-2(h),
              ------------------------------------------------------------------
              check whether the person filing is a:
              -------------------------------------

              Not Applicable.

              (a) [ ] Broker or Dealer registered under Section 15 of the Act,

              (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act,

              (d) [ ] Investment Company registered under Section 8 of the
                      Investment Company Act

              (e) [ ] Investment Advisor registered under Section 203 of the
                      Investment Advisors Act of 1940,

              (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                      see 13d-1(b)(1)(ii)(F),

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CUSIP No.    532226 10 7         13G            Page   4 of   5   Pages
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------------------------                      ---------------------------


              (g) [ ] Parent Holding Company, in accordance with
                      Rule 13d-1(b)(ii)(G); see Item  7,

              (h) [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

Item 4.       Ownership:
              ----------

              (a) Amount Beneficially Owned:
                  758,428


              (b) Percent of class:
                  5.0


              (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  758,428


                  (ii)  Shared power to vote or to direct the vote:  None


                  (iii)  Sole power to dispose or to direct the
                         disposition of:                          758,428


                  (iv)  Shared power to dispose or to direct the
                        disposition of:                              None


Item 5.       Ownership Of Five Percent Or Less Of A Class:
              ---------------------------------------------

              Not applicable.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership Of More Than Five Percent On Behalf Of Another Person:
              ----------------------------------------------------------------

              Not applicable.

Item 7.       Identification And Classification Of The Subsidiary Which
              ---------------------------------------------------------
              Acquired The Security Being Reported On By The Parent
              -----------------------------------------------------
              Holding Company:
              ----------------

              Not applicable.

Item 8.       Identification And Classification Of Members Of The Group:
              ----------------------------------------------------------

              Not applicable.

Item 9.       Notice Of Dissolution Of Group:
              -------------------------------

              Not applicable.

Item 10.      Certification:
              --------------

              Not applicable.

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------------------------                    ----------------------------------
CUSIP No.    532226 10 7         13G            Page 5 of  5  Pages
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------------------------                     ---------------------------------

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.


                                                    February 7, 1997
                                        ----------------------------------------
                                                          (Date)

                                                  /s/TORRENCE C. HARDER
                                        ----------------------------------------
                                                        (Signature)

                                        ENTREPRENEURIAL LIMITED PARTNERSHIP IV
                                        By:  TORRENCE C. HARDER, GENERAL PARTNER
                                        ----------------------------------------
                                                       (Name/Title)